Exhibit 99.1

FOR IMMEDIATE RELEASE

One Lab Co. Delivers Modular Extraction Lab and Secures a
Five-Year Lease Agreement with Workforce Labor Solutions,
serving the Washington Cannabis Industry

(DENVER, Colo.) November 29, 2018 – MOUNTAIN HIGH ACQUISITIONS CORP. (OTCQB: MYHI), announces that its wholly owned subsidiary One Lab Co., a Nevada-based company that provides extraction equipment to the cannabis industry, has completed delivery of a state-of-the-art modular extraction lab to Workforce Labor Solutions, LLC (“WLS”). WLS provides turnkey labor and extraction services to licensed cannabis producers in Washington state. According to the terms of the five-year lease with One Lab Co., WLS will make payments of $25,000 per month for use of the lab.

As a result of this lease agreement, WLS gains access to the extraction equipment required to serve the needs of its clients, while eliminating the burden of sourcing and building a lab.

“This $300,000 per year revenue stream represents a significant step forward for MYHI,” said Alan Smith, CEO of MYHI. “It is another solid milestone in fulfilling our mission to support the expanding cannabis industry by providing licensed growers and producers with access to turnkey infrastructure solutions, cost-cutting technologies, professional services, and capital. This transaction is definitely a win-win for both MYHI and WLS.”

WLS has confirmed that One Lab Co. has delivered the modular lab outfitted with state-of-the-art MeP™ extraction equipment, triggering the issuance of 68,000,000 restricted common shares of MYHI to the former owner of One Lab Co., Alchemy Capital, LLC pursuant to the Exchange Agreement dated August 18, 2018 between MYHI, One Lab Co., and Alchemy Capital, LLC.

About MYHI

Mountain High Acquisitions Corp. (OTCQB: MYHI) is a holding company focused on the acquisition and development of businesses and critical assets within the cannabis sector. The company’s mission is to serve licensed cannabis growers and producers, providing access to turnkey infrastructure solutions and cost-cutting technologies.

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